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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the "Company") on Form S-3 of our report dated March 15, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company's change in method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, appearing in the Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 30, 2004